FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. REPORTS PRELIMINARY THIRD QUARTER 2006 FINANCIAL RESULTS AND PROVIDES GUIDANCE

Secaucus, New Jersey - February 1, 2007 - The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced preliminary financial results for its fiscal third quarter ended October 28, 2006. These preliminary results may be subject to significant adjustment as a result of the Company’s restatement of previously issued financial results to correct the accounting for past stock option grants to reflect the findings of the investigation into the Company’s stock option practices, which were announced in a separate press release yesterday. As a result, the Company is not providing year-to-date results, net income on a per share basis or full comparative financial results for the third quarter and nine-months ended October 29, 2005, and is providing only selected balance sheet data.

Fiscal 2006 Third Quarter

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As previously announced, consolidated net sales for the third quarter ended October 28, 2006 increased 25% to $550.4 million compared to $441.0 million last year. Third quarter sales were comprised of $397.2 million from The Children’s Place brand, a 24% increase over last year, and $153.2 million from Disney Store, a 27% increase over last year.

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Consolidated comparable store sales increased 14% in the quarter. The Children’s Place brand’s comparable store sales increased 15% on top of last year’s 6% increase. Disney Store’s comparable store sales increased 12%.

•	Preliminary operating income was $61.0 million, or 11.1% of net sales.

•
Preliminary net income was $38.0 million including equity compensation expense of $3.2 million, pre-tax, under SFAS 123R, which the Company adopted at the beginning of fiscal 2006. Also included in third quarter net income was approximately $4.2 million in pre-tax expense ($1.1 million of which is non-cash) primarily due to the cost of conducting the stock option investigation and other stock option related expenses.

•	Preliminary diluted shares outstanding in the third quarter were approximately 30 million shares.

•	During the third quarter, the Company opened 30 Children’s Place stores and closed one. In addition, the Company opened 11 Disney Stores.

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PLCE - Preliminary Third Quarter 2006 Financial Results

Guidance
Fourth Quarter 2006
The Company stated that, at this time, it anticipates reporting preliminary fourth quarter fiscal 2006 net income of approximately $45 to $48 million, including approximately $3.5 million, pre-tax, in equity compensation expense under SFAS 123R. This guidance reflects month-to-date January comparable store sales in the negative mid-single digits for The Children’s Place and positive mid-twenties for Disney Store.

Also included in the Company’s fourth quarter guidance are:

•	An approximate $4 to $6 million tax benefit due to the utilization of certain foreign tax credits;

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approximately $9 million, pre-tax, in costs in connection with the stock option investigation and tax implications related to outstanding grants. These costs are subject to significant adjustment pending the review of the Company’s determination of the appropriate accounting for its previously issued stock options, related discussions with the staff of the Securities and Exchange Commission, and clarification of certain tax laws and their accounting impact; and

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approximately $6 to $8 million in pre-tax write-offs due primarily to: i.) the re-evaluation of a planned 42nd Street store location in New York City to reflect configurations currently under consideration; and ii.) infrastructure investments that had been made in connection with Disneystore.com, as the Company is in discussions with the Walt Disney Company to form an e-commerce alliance, in which Disneystore.com would maintain a presence within Disney.com, in an effort to create a seamless experience for the guest.

Excluding the three bulleted items shown above, preliminary fourth quarter net income is anticipated to be approximately $51 to $53 million. The Company has excluded these items because it does not believe they are indicative of the core business and that it is a beneficial supplemental disclosure to investors in analyzing its past and future performance.

Fiscal 2006
At this time, the Company anticipates reporting preliminary full year fiscal 2006 net income of approximately $83 to $86 million, including approximately $13 million, pre-tax, in equity compensation expense under SFAS 123R, approximately $14 million, pre-tax, in stock option investigation and related expenses, and the above referenced tax benefit and write-offs.

The Company anticipates a preliminary diluted share count for the fourth quarter and fiscal 2006 of approximately 30 million shares.

“Third quarter results at both brands were strong, while the fourth quarter was challenging at The Children’s Place and strong at Disney Store,” said Ezra Dabah, Chief Executive Officer of The Children’s Place. “At The Children’s Place brand, sales were impacted primarily due to lack of unit inventory ownership and weather patterns. Importantly, the fundamentals and competitive advantages that have made our business successful remain intact.”

Mr. Dabah continued, “At The Children’s Place, we are excited to announce the launch of our new ‘store-within-a-store’ shoe concept, which we plan to roll out during the upcoming back-to-school season. We believe our successful formula of great fashion and high quality at value prices will fill a large void in the marketplace, when applied to children’s footwear.”

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PLCE - Preliminary Third Quarter 2006 Financial Results

Fiscal 2007
At this time, the Company anticipates fiscal 2007 earnings per share of approximately $3.55 to $3.65. The Company anticipates a tax rate of 38% and 31 million diluted shares outstanding. In addition, this guidance includes a provision of approximately $6 million, in pre-tax expense to address issues with certain recently remodeled Disney Stores. This guidance does not reflect any residual expenses the Company may incur as a result of the conclusion of the stock option investigation.

The Company has recently commenced discussions with the Walt Disney Company regarding potential modifications to certain terms of the Company’s long-term license agreement to operate the Disney Store retail chain in North America, some of which may be material. These discussions are still at an early stage and, as such, the Company cannot predict the specific nature of any modifications to the license agreement. If the Company is unable to reach agreement with Disney on the modifications, Disney may assert that certain defaults exist under the license agreement and Disney may reserve its rights and remedies under the agreement.

The Children’s Place will host a conference call to discuss its preliminary third quarter results today at 8:30 a.m. Eastern Time. Interested parties are invited to listen to the call by dialing (785) 830-7975 and providing the Conference ID, PLCE. The call will also be webcast live and can be accessed via the Company’s web site, www.childrensplace.com. A replay of the call will be available approximately one hour after the conclusion of the call, until midnight on February 8, 2007. To access the replay, please dial (402) 220-0489, or you may listen to the audio archive on the Company’s website, www.childrensplace.com.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” and licensed “Disney Store” brand names. As of December 30, 2006, the Company owned and operated 866 The Children’s Place stores and 334 Disney Stores in North America and The Children’s Place online store at www.childrensplace.com.

This press release and above referenced call may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, as well as the risks and uncertainties relating to the Company's stock option grants and procedures and the recently completed investigation by the special committee of the Company’s Board of Directors, the previously announced pending restatement of the Company’s historical financial statements, the delays in filing the Company’s periodic reports with the Securities and Exchange Commission, the outcome of the informal investigation of the Company being conducted by the Securities and Exchange Commission, potential other governmental proceedings, the shareholder litigation commenced against the Company and certain of its officers and directors, and the potential impact of each of these matters on the Company, as well as matters relating to the Company’s discussions with The Walt Disney Company. Actual results, events, and performance may differ. Readers or listeners (on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by The Children's Place or any other person that the events or circumstances described in such statement are material.

Contact:	The Children’s Place Retail Stores, Inc. Susan Riley, EVP, Finance & Administration, 201/558-2400 Heather Anthony, Senior Director, Investor Relations, 201/558-2865

(Tables Follow)

THE CHILDREN’S PLACE RETAIL STORES, INC.
PRELIMINARY CONDENSED CONSOLIDATED STATEMENT OF INCOME
(In thousands)
(Unaudited)

	13 Weeks Ended October 28, 2006	% of Sales

Net sales	$550,410	100.0%
Cost of sales	309,930	56.3%

Gross profit	240,480	43.7%
Selling, general and administrative expenses	163,336	29.7%
Depreciation and amortization	16,129	2.9%

Operating income	61,015	11.1%
Interest income, net	670	0.1%

Income before income taxes	61,685	11.2%
Provision for income taxes	23,689	4.3%

Net income	$37,996	6.9%

THE CHILDREN’S PLACE RETAIL STORES, INC.
SELECTED CONSOLIDATED BALANCE SHEET DATA
(In thousands)
(Unaudited)

	October 28, 2006	January 28, 2006	October 29, 2005

Cash and cash equivalents	$147,257	$173,323	$122,428
Inventories	302,394	214,702	261,160

Revolving credit facility	0	0	55,299
Accounts payable	127,673	82,826	87,282

Note: The October 29, 2005 balance sheet includes the retrospective application of FSP FAS 13-1.

THE CHILDREN’S PLACE RETAIL STORES, INC.
PRELIMINARY SEGMENT INFORMATION
(In millions)
(Unaudited)

	Thirteen Weeks Ended October 28, 2006
	The Children’s Place	Disney Store	Shared Services	Total Company

Net sales	$397.2	$153.2	$-	$550.4
Segment operating profit (loss)	78.5	10.4	(27.9)	61.0
Operating profit as a percent of net sales	19.8%	6.8%	N/A	11.1%

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